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                                                                EXHIBIT 10.5



                              CONSULTING AGREEMENT


  THIS CONSULTING AGREEMENT ("Agreement") is made this 4th day of May, 1995, by and between Young Dental Manufacturing Company, a Missouri corporation (the "Corporation") and Richard C. Nemanick, Sr. ("Consultant"), an individual residing at 900 Cabernet, Town & Country, Missouri 63117.


                                  WITNESSETH:

  WHEREAS, Corporation and Consultant have entered into a certain Employment and Noncompetition Agreement of even date herewith (the "Employment Agreement"); and

  WHEREAS, Corporation desires to hire Consultant to provide consulting services to Corporation at the completion of the Employment Agreement and Consultant desires to provide such services to Corporation upon completion of the Employment Agreement.

  NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein contained, the adequacy and receipt of which is hereby acknowledged, Corporation and Consultant hereby agree as follows.


                                 I.  RETENTION

  On the Effective Date (as herein defined), Corporation shall retain Consultant as a consultant to Corporation, and Consultant accepts retention by Corporation as a consultant upon all of the terms and conditions set out in this Agreement.


                       II. POSITIONS, DUTIES AND SCHEDULE

  2.1 POSITIONS. Consultant shall serve as a consultant to Corporation. The relationship created by the consulting services provided by Consultant to Corporation shall be that of independent contractor and not that of employee and employer. Consultant shall be responsible for the payment of any taxes, including, without limitation, all Federal, State and local personal and business income taxes, sales and use taxes, and other business taxes or fees arising out of the activities of Consultant. Corporation shall not make any of the benefits afforded to Corporation's employees available to Consultant.

  2.2 RESPONSIBILITIES. Consultant shall provide consulting services and shall be available to assist Corporation on projects





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and matters that are within Consultant's areas of expertise and training, as assigned by the Board of Directors or the President of Corporation.

  2.3 SCHEDULE. Consultant shall be available a minimum of fifty (50) days per year during the term of this Agreement. It is anticipated by the parties hereto that Consultant shall be available approximately one (1) day per week or four (4) days per month.


                            III.  TERM OF RETENTION

  Consultant's retention under this Agreement shall commence immediately at the termination of the Employment Agreement (the "Effective Date"), and shall continue until 12:00 a.m. on the date that Consultant turns sixty-five (65) years of age, unless earlier terminated pursuant to the terms of this Agreement.


                               IV.  COMPENSATION

  4.1 REGULAR COMPENSATION. For all services rendered by Consultant during the term of this Agreement, Consultant shall be entitled to receive regular annual payments in the amount of Thirty Two Thousand Dollars ($32,000). Such payments shall be made in twelve (12) equal monthly installments, or as mutually agreed upon by the parties hereto.

  4.2 WITHHOLDING. All payments shall be less such amounts as are required to be withheld by federal, state or local law, if any.


                          V.  TERMINATION OF RETENTION

  5.1 TERMINATION BY CORPORATION. Corporation may terminate Consultant's retention pursuant to this Agreement in the event that Consultant during the term of this Agreement shall be in Actual Default (as defined herein) under any provision of this Agreement, or if Consultant has committed acts of gross negligence, dishonesty or misconduct in carrying out his obligations or responsibilities to the Corporation, as determined in the reasonable discretion of the Board of Directors of the Corporation, by giving at least thirty (30) days prior written notice to Consultant of Corporation's intention to terminate this Agreement. In the event of such termination by Corporation, Consultant shall have the right to reasonable access to documents and records of Corporation in a subsequent investigation by Consultant challenging the grounds for termination.





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  In the event of any such termination by Corporation, Corporation shall be obligated to continue to pay Consultant the compensation due Consultant under this Agreement up to the termination date stated in said written notice so long as Consultant continues to be ready, willing and able to perform all of Consultant duties in accordance with this Agreement.

  5.2 TERMINATION BY CONSULTANT. Consultant may terminate Consultant's retention pursuant to this Agreement in the event that Corporation, during the term of this Agreement, shall be in Actual Default (as defined herein) under any provision of this Agreement, by giving at least sixty (60) days prior written notice to Corporation of Consultant's intention to terminate this Agreement.

  In the event of any such termination by Consultant, Corporation shall continue to pay Consultant the salary due Consultant under this Agreement up to the termination date stated in Consultant's written notice so long as Consultant continues to perform all of Consultant duties in accordance with the terms of this Agreement and so long as there is no earlier termination date under any notice given by Corporation.

  5.3 TERMINATION BY MUTUAL AGREEMENT. Consultant's retention under this Agreement may be terminated at any time by mutual written agreement between the parties hereto.

  5.4 COOPERATION BY CONSULTANT. Following any such notice of termination, Consultant shall fully cooperate with Corporation in all matters relating to the winding up of Consultant's pending work on behalf of Corporation and the orderly transfer of any such pending work to such other employees of Corporation as may be designated by Corporation; and to that end Corporation shall be entitled to such services of Consultant as Corporation may reasonably require during all or any part of the period from the time of giving any such notice until the effective date of such termination.

  5.5 SETTLEMENT OF ACCOUNTS. After any termination of this Agreement, all compensation and amounts due to Consultant with respect to work performed or expenses incurred prior to the date of termination shall be reconciled with amounts due to Corporation from Consultant. Each party shall be entitled to offset against any amounts that may be due to the other party such amounts as are due from such other party to it or him. The parties shall proceed expeditiously to accomplish the foregoing, and the resulting amount due from one party to the other shall be paid promptly after it is determined.





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                             VI.  FILES AND RECORDS

  All files, records, documents and reports concerning customers of Corporation, including, without limitation, clients and customers consulted, interviewed or served by Consultant during the term of this Agreement shall belong to and remain the property of Corporation.


                         VII.  CONFIDENTIAL INFORMATION

  7.1 NONDISCLOSURE BY CONSULTANT. Consultant will not, except as authorized by Corporation, during or at any time after the termination of Consultant's retention with Corporation, directly or indirectly, use for himself or others, or disclose, communicate, divulge, furnish to, or convey to any other person, firm, or corporation, any secret or confidential information, knowledge or data of Corporation or that of third parties obtained by Consultant during the period of his retention with Corporation and such information, knowledge or data includes, without limitation, the following:

  a) Secret or confidential matters of a technical nature such as, but not limited to, methods, know-how, formulae, compositions, processes, discoveries, manufacturing techniques, inventions, computer programs, and similar items or research projects involving such items;

  b) Secret or confidential matters of a business nature such as, but not limited to, information about costs, purchasing, profits, market, sales or lists of customers; or

  c) Secret or confidential matters pertaining to future developments such as, but not limited to, research and development or future marketing or merchandising.

  7.2 SURRENDER OF INFORMATION. Consultant, upon termination of his retention with Corporation, or at any other time upon Corporation's written request, shall deliver promptly to Corporation all drawings, blueprints, manuals, letters, notes, notebooks, reports, sketches, formulae, computer programs and similar items, memoranda, lists of customers, and all other materials and copies thereof relating in any way to Corporation's business which contain confidential information and which were in any way obtained by Consultant during the term of his retention with Corporation which are in his possession or under his control; and Consultant will not make or retain any copies of any of the foregoing and will so represent to Corporation upon termination of his retention.





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  7.3 REMEDIES.  Consultant understands and acknowledges that the such confidential information or other commercial ideas mentioned herein are unique and that the disclosure or use of such matters or any other secret or confidential information other than in furtherance of the business of Corporation would reasonably be expected to result in irreparable harm to Corporation; and that in addition to whatever other remedies Corporation and/or its successors or assigns may have at law or in equity, Consultant specifically covenants and agrees that, in the event of default under or breach of this Agreement, Corporation and/or its successors and assigns shall be entitled to apply to any court of competent jurisdiction to enjoin any breach, threatened or actual, of the foregoing covenants and promises by Consultant, and/or to sue to obtain damages for default under or any breach of this Agreement. In the event of default under or breach of this Agreement, Consultant hereby agrees to pay all costs of enforcement and collection of any and all remedies and damages under this Agreement, including reasonable attorneys' fees as determined by a court of competent jurisdiction.


                             XIII.  ACTUAL DEFAULT

  In the event either party believes that the other party has failed to fulfill any of his or its obligations under this Agreement, the party aggrieved by such default shall give the other party written notice of such default specifying the nature thereof. If within thirty (30) days after the giving of such notice, the alleged defaulting party has failed or refused to remedy such default, the party aggrieved by such alleged default may by notice in writing declare the alleged defaulting party to be in actual default ("Actual Default") of this Agreement and proceed in the manner otherwise provided for herein. The provisions of this Section are intended to provide a means whereby the party alleged to be in default under this Agreement will have an opportunity to cure any such alleged default before the aggrieved party shall be entitled to attempt to terminate this Agreement. The giving of such notice and the expiration of the thirty (30) day period provided for herein shall not, however, prevent the alleged defaulting party from establishing that no default did in fact exist.


                            IX.  BINDING ARBITRATION

  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association at a mutually convenient location agreed to by the parties or the arbitrators, and the parties hereby agree to be





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bound by the results thereof.  Each party shall choose one arbitrator and a third arbitrator shall be chosen by the two arbitrators so chosen by the parties. A judgment upon any award rendered by a majority opinion of the arbitrators so chosen may be entered in any court having jurisdiction thereof.



                             X.  GENERAL PROVISIONS

  10.1 WAIVER. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.

  10.2 SEVERABILITY. Should any one or more sections of this Agreement be found to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining sections contained herein shall not in any way be affected or impaired thereby. In addition, if any section hereof is found to be partially enforceable, then it shall be enforced to that extent.

  10.3 NOTICES. Any and all notices required or permitted to be given under this Agreement shall be sufficient if furnished in writing and personally delivered or sent by registered or certified mail to the last known residence address of Consultant or to Corporation at its principal office at 13705 Shoreline Court East, Earth City, Missouri 63045 or such other place as it may subsequently designate in writing.

  10.4 GOVERNING LAW. This Agreement shall be interpreted, construed and governed according to the laws of the State of Missouri.

  10.5 SECTION HEADINGS. The section headings contained in this Agreement are for convenience only and shall in no manner be construed to limit or define the terms of this Agreement.

  10.6 COUNTERPARTS. This Agreement shall be executed in two or more counterparts, each of which shall be deemed an original and together they shall constitute one and the same Agreement, with at least one counterpart being delivered to each party hereto.

  10.7 ASSIGNABILITY. Corporation shall have the right to assign this Agreement to a third party which purchases substantially all of the then assets of the business formerly operated by it.

  10.8 SUCCESSORS AND ASSIGNS BOUND. This Agreement shall be binding upon and inure to the benefit of the parties hereto and





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their respective heirs, personal representatives, successors and assigns.

  10.9 ENTIRE AGREEMENT. This is the entire and only Agreement between the parties respecting the subject matter hereof. This Agreement may be modified only by a written instrument executed by all parties hereto.


  IN WITNESS WHEREOF, Corporation has caused this Agreement to be executed by and its corporate seal to be affixed by its duly authorized officers, and Consultant has executed this Agreement as of the date first written above.


             THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION
                     WHICH MAY BE ENFORCED BY THE PARTIES.



                                 YOUNG DENTAL MANUFACTURING COMPANY


                                 By:/s/ George E. Richmond
                                    ---------------------------------

                                    Name: George E. Richmond
                                         ----------------------------

                                    Its:  President
                                        -----------------------------



                                 CONSULTANT:
                                 /s/ Richard C. Nemanick
                                 ------------------------------------
                                 RICHARD C. NEMANICK





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